Exhibit 10.4

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [***] has been excluded from this exhibit because it is both (i) not material and (ii) the registrant customarily and actually treats such information as private or confidential.

Relationship Agreement

between

Takeaway.com N.V.

and

Delivery Hero SE

Contents

Clause			Page

1	DEFINITIONS AND INTERPRETATION		4
2	STANDSTILL		4
	2.1	Standstill undertaking	4
	2.2	Sell down	5
	2.3	Superior Offer in the event of a Recommended Third-Party Offer	5
	2.4	Superior Offer in the event of an Unsolicited Offer	6
3	AFTER THE STANDSTILL PERIOD		7
4	GOVERNANCE		7
	4.1	Voting rights	7
	4.2	Binding Nomination Right	8
5	ANNOUNCEMENT		9
6	TERMINATION		9
7	APPLICABILITY OF TRANSACTION AGREEMENT PROVISIONS		10

Schedules

Schedule 1	Definitions and interpretation

Schedule 2	Form of confidentiality

RELATIONSHIP AGREEMENT

THIS AGREEMENT IS DATED 20 December 2018 AND MADE BETWEEN:

(1)	Delivery Hero SE, a Societas Europaea, organized under European and German law, with corporate seat in Berlin, Germany and Commercial Register number HRB 198015 B (“DH”);

and

(2)	Takeaway.com N.V., a limited liability company with corporate seat in Amsterdam, the Netherlands and trade register number 08142836 (“TA”, and together with DH the “Parties”).

BACKGROUND:

(A)	The Parties entered into a transaction agreement related to the sale and purchase of Delivery Hero Germany GmbH and Foodora GmbH to Takeaway.com Group B.V. dated 20 December 2018 (the “Transaction Agreement”).

(B)	Pursuant to the Transaction Agreement, DH will obtain the Consideration Shares, as a result of which DH will become a shareholder of TA.

(C)	The Parties wish to set out the terms and conditions governing the relationship between DH in its capacity as a shareholder of TA and TA in this relationship agreement (the “Relationship Agreement”).

THE PARTIES AGREE AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

Capitalised terms, including those used in the introduction and preamble of this Relationship Agreement, have the meaning ascribed thereto in the Transaction Agreement, unless otherwise defined in Schedule 1 (Definitions and interpretation).

2	STANDSTILL

2.1	Standstill undertaking

2.1.1	Without detracting from DH’s obligations under applicable Law, for a period of four (4) years following the Completion Date (the “Standstill Period”), DH shall not, and shall procure that no member of DH’s Group shall, directly or indirectly, either alone or in concert with any other Person in any way effect or cause to effect any transaction in any TA Financial Instrument, except:

(a)	to the extent required to prevent dilution below the DH Transaction Diluted Shareholding Percentage;

(b)	if, subject to Clauses 2.3 and 2.4, (i) DH has received a Superior Offer Notice and (ii) subsequently, the relevant Superior Offer has been publicly announced in accordance with article 5 of the Decree) (the “Superior Offer Standstill Release Event”), DH may (a) make such Superior Offer and (b), only if and to the extent TA has allowed the relevant offeror to acquire TA Shares in excess of the DH Transaction Diluted Shareholding Percentage, acquire TA Shares in order to increase its stake in TA up to the number of TA Shares actually acquired by such offeror;

(c)	to sell, transfer, assign, deliver, grant any option over and otherwise dispose of any TA Financial Instrument (“Permitted Transfer”), and to grant any Encumbrance on any TA Financial Instrument (“Permitted Encumbrance”), it being understood that DH may not effect, or agree to effect, any Permitted Transfer or any Permitted Encumbrance for the benefit of any Restricted Party.

2.1.2	During the Standstill Period, DH and its Affiliates shall not undertake any act directed at obtaining any Control over or any additional voting rights in TA as well as advising or influencing, or seeking to advise or influence, any third party with respect to any acquisition of or voting on any TA Financial Instrument.

2.2	Sell down

In case of a Permitted Transfer or a Permitted Encumbrance or after expiry of the Standstill Period, DH may only initiate and effect a sale, transfer or other disposal of TA Financial Instruments in compliance with Law and in an orderly market manner, meaning, amongst other that DH shall not effect such sale, transfer or other disposal before the earlier of (i) the moment on which the final Cash Component Issuance has taken place and (ii) 1 July 2019, in each case provided that DH may effect a sale, transfer or other disposal of TA Financial Instruments to investors that would not customarily participate in an accelerated book build or similar capital markets transaction.

2.3	Superior Offer in the event of a Recommended Third-Party Offer

2.3.1	If TA publicly announces within the meaning of article 5 paragraph 1 of the Decree that it has reached agreement with a third party on such third party making a Recommended Third-Party Offer, the following shall apply:

(a)	If DH intends to make a Superior Offer, it shall notify the Supervisory Board of such intention in writing within [***] Business Days of such announcement (“Recommended Third-Party Offer Notice”).

(b)	Subject to DH having timely sent a Recommended Third-Party Offer Notice in accordance with Clause 2.3.1(a), DH may, within [***] Business Days after the date of the Recommended Third-Party Offer Notice, submit to the Supervisory Board a written proposal to make a public offer for all TA Shares, which proposal must contain the proposed consideration, the conditions to (making) the offer and any other significant terms and conditions (the “Potential Superior Offer Proposal”), in order to allow the Supervisory Board to determine whether the Potential Superior Offer Proposal could reasonably expected to become a Superior Offer.

(c)	Within [***] Business Days after the date of the Potential Superior Offer Proposal, the Supervisory Board shall inform DH in writing whether or not it determined, in its sole discretion, acting in good faith and in compliance with its fiduciary duties, and after having consulted its financial and legal advisors, that the Potential Superior Offer Proposal is reasonably expected to become a Superior Offer, in which case the Supervisory Board shall inform DH in writing that it may make a Superior Offer (the “Superior Offer Notice”), provided that the Superior Offer shall not deviate in any material respect from the Potential Superior Offer Proposal.

(d)	If DH decides to announce the Superior Offer in accordance with article 5 paragraph 2 of the Decree, it shall do so as soon as reasonably possible after the date of the Superior Offer Notice, but in any event within 10 (ten) Business Days thereafter. If DH fails to announce the Superior Offer within such period of time, DH’s right to make a Superior Offer lapses.

2.3.2	Clause 2.3 will apply mutatis mutandis to any revised Recommended Third-Party Offer.

2.4	Superior Offer in the event of an Unsolicited Offer

In the event of an announcement of an Unsolicited Offer within the meaning of article 5 paragraph 2 of the Decree, the following shall apply:

(a)	DH and TA shall discuss in good faith the consequences of such Unsolicited Offer.

(b)	If, on the basis of such discussion, the Supervisory Board decides, in its sole discretion, acting in good faith and in compliance with its fiduciary duties, it will allow DH to submit a Potential Superior Offer Proposal to the Supervisory Board, it will notify DH thereof in writing (the “Unsolicited Offer Notice”) within [***] calendar days after the date of such discussion.

(c)	If DH receives an Unsolicited Offer Notice, Clause 2.3.1 of this Relationship Agreement, mutatis mutandis, shall apply.

3	AFTER THE STANDSTILL PERIOD

3.1.1	After the Standstill Period, DH acknowledges and agrees that it may only make a public offer for TA Shares if such offer at least contains as a condition precedent to declaring such offer unconditional (gestand doen), which condition may only be waived by DH with the prior written approval of the Supervisory Board, that the aggregate number of the Held, Committed and Tendered TA Shares at the last date of the acceptance period of such public offer (as referred to in article 14 of the Decree) represents at least 67% (sixty seven per cent) of TA Shares.

3.1.2	After the Standstill Period, DH shall not, and shall procure that its Affiliates shall not, directly or indirectly, either alone or in concert with any other Person in any way trigger any applicable obligation to make a mandatory offer pursuant to article 5:70 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

4	GOVERNANCE

4.1	Voting rights

4.1.1	DH, in its capacity as shareholder of TA, may attend or be represented at general meetings of TA and vote on all items on the agenda of such general meetings, provided that DH may only vote on TA Shares up to the number of DH Voting Shares in respect of:

(a)	any proposal relating to mergers, acquisitions, divestments or sales or purchases of any assets (irrespective of value and transaction structure), including the financing thereof;

(b)	any proposal pursuant to article 2:107a BW; and

(c)	any issue of TA Financial Instruments (or any exclusion or amendment of any pre-emptive rights in relation thereto) by TA or its Affiliates if such issue (i) relates to an item under Clause 4.1.1(a), or (ii) is required by the financial position of TA.

4.1.2	Notwithstanding Clause 4.1.1, DH shall:

(a)	abstain from voting on any item referred to under Clause 4.1.1(a) through 4.1.1(c) in case of any conflict of interest on such matters with TA; and

(b)	vote in favour, whether in person or by proxy, of any Cash Component Issuances (or any exclusion or amendment of any pre-emptive rights in relation thereto).

4.1.3	The provisions of Clause 4.1.1 and 4.1.2(a) shall cease to be effective:

(a)	three (3) years after expiration of the Standstill Period (the Standstill Period and such three years thereafter, the “Restricted Voting Period”); or

(b)	during the Restricted Voting Period in the event of a Superior Offer Standstill Release Event or after a public offer made in accordance with Clause 3.1.1 has been declared unconditional.

4.2	Binding Nomination Right

4.2.1	As per Completion and subject to clause 4.2.3, DH shall have the right to designate one individual for nomination by the Supervisory Board as Supervisory Board member and to designate replacements for such Supervisory Board member, provided that such individual is Independent (the “DH Nominee”).

4.2.2	If and when DH designates an individual in accordance with Clause 4.2.1, TA shall procure that the Supervisory Board shall make a binding nomination, in accordance with TA’s articles of association, of the DH Nominee for appointment as a member of the Supervisory Board in the first meeting of the general meeting that is convened after receiving DH’s nomination. The appointment of the DH Nominee shall be subject to DH having obtained the DNO.

4.2.3	TA shall procure that the Supervisory Board will include in its nomination the name of the person designated by DH in accordance with this Agreement.

4.2.4	TA shall procure that each member of the Supervisory Board, either on Completion, or (if later) upon appointment, undertakes in writing that it will observe and perform all the provisions and obligations of this Agreement applicable to or binding on the Supervisory Board, under this Agreement, including but not limited to the obligation to nominate any person designated pursuant to this Clause 4.2 for appointment to the Supervisory Board.

4.2.5	If the Supervisory Board installs an audit committee in accordance with clause 8.2 of the charter for the Supervisory Board, the DH Nominee shall be a member of such committee of the Supervisory Board. The Supervisory Board shall not install a strategy committee.

4.2.6	If DH holds less than 9.99% (nine and ninety-nine hundredths per cent) of the TA Shares:

(a)	DH shall promptly notify TA thereof in writing;

(b)	DH’s right to propose a DH Nominee ceases to be effective with immediate effect; and

(c)	unless the Supervisory Board unanimously decides otherwise, the Parties shall procure that the DH Nominee shall resign from its position as member of the Supervisory Board effective as of the first general meeting of TA that is convened after DH’s shareholding drops below 9.99% of the TA Shares.

4.2.7	Clause 4.2.6 shall not apply to the extent DH’s shareholding drops below 9.99% of the TA Shares if, taken together with the Remaining Consideration Shares, such shareholding is equal to or exceeds 9.99% of:

(a)	the total outstanding TA Shares at the relevant time; plus

(b)	the number of Remaining Consideration Shares.

4.2.8	Without detracting from the obligations of the DH Nominee under applicable securities Laws, the Parties shall procure that the DH Nominee shall conclude, as soon as reasonably possible after the nomination by DH, a confidentiality agreement with TA substantially in the form as set out in Schedule 2 (Non-disclosure agreement).

5	ANNOUNCEMENT

The key terms of this Relationship Agreement will be published at Signing.

6	TERMINATION

6.1.1	This Agreement will terminate with immediate effect on the later of:

(a)	the date following seven (7) years after the Completion Date; and

(b)	the date on which DH does no longer hold any TA Shares.

6.1.2	If DH no longer holds any TA Shares, DH shall promptly notify TA thereof in writing.

6.1.3	Clauses 6.1.2 and 7 will survive any termination of this Agreement.

7	APPLICABILITY OF TRANSACTION AGREEMENT PROVISIONS

Clauses 21.3 through 21.9, 21.12.1, 21.14, and 22 of the Transaction Agreement shall apply mutatis mutandis to this Relationship Agreement.

Schedule 1	Definitions and interpretation

1	Definitions

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting interests, by contract or otherwise;

“Decree” means the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft);

“DH” has the meaning set out in the preamble of this Relationship Agreement;

“DH’s Group” means the Seller’s Group;

“DH Initial Shares” means 9,500,000 TA Shares;

“DH Nominee” has the meaning set out in Clause 4.2.1;

“DH Transaction Diluted Shareholding Percentage” means a percentage equal to the DH Initial Shares divided by the Relevant TA Shares. For the avoidance of doubt, (i) DH shall not participate in any issuances of TA Shares needed to (re)finance the Completion Amount prior to or after Completion, except if and to the extent TA (re)finances the Completion Amount (prior to or after Completion) with an equity raise that exceeds the Completion Amount, in which case DH shall be entitled to pro-rata participate for such excess portion of the equity raise and (ii) any Pre-DNO Rights Issue Adjustment Shares will be disregarded in their entirety when calculating the DH Transaction Diluted Shareholding Percentage;

“DH Voting Shares” means the lower of (i) the total number of TA Shares issued at the relevant time, multiplied with the DH Transaction Diluted Shareholding Percentage, and (ii) the number of TA Shares held by DH at the relevant time;

“Financial instrument” means any financial instrument or related derivative security including without limitation any financial instrument (financieel instrument) as defined in section 1:1 Dutch Financial Supervision Act (Wet op het financieel toezicht);

“Independent” means a natural Person who, in relation to DH, is independent within the meaning of (i) paragraph 2.1.8 i-vi of the Dutch Corporate Governance Code 2016 (as amended from time to time) and (ii) the Supervisory Board profile of TA as published on the website of TA;

“Parties” means TA and DH, and “Party” means any one of them or the relevant one of them, as the context requires;

“Permitted Encumbrance” has the meaning set out in Clause 2.1.1(c);

“Permitted Transfer” has the meaning set out in Clause 2.1.1(c);

“Potential Superior Offer Proposal” has the meaning set out in Clause 2.3.1(b);

“Recommended Third-Party Offer” means an original or a revised public offer for all, or substantially all, TA Shares by a bona fide third party which offer is recommended by the Managing Board and Supervisory Board, acting in good faith and in compliance with their fiduciary duties;

“Recommended Third-Party Offer Notice” has the meaning set out in Clause 2.3.1(a);

“Relationship Agreement” means this relationship agreement including the Schedules;

“Relevant TA Shares” means the aggregate of (i) 43,213,216 and (ii) the number of TA Shares needed to raise or refinance (a) the Completion Amount and (b) the Transaction Costs;

“Restricted Party” means [***];

“Restricted Voting Period” has the meaning set out in Clause 4.1.3(a);

“Standstill Period” has the meaning set out in Clause 2.1.1;

“Superior Offer” means a bona fide public offer by DH for all TA Shares in the event of a Recommended Third-Party Offer or Unsolicited Offer, as the case may be, which the Supervisory Board has allowed DH to make in accordance with this Relationship Agreement;

“Superior Offer Standstill Release Event” has the meaning set out in Clause 2.1.1(b);

“Superior Offer Notice” has the meaning set out in Clause 2.3.1(c);

“TA” has the meaning set out in the preamble of this Relationship Agreement;

“TA Financial Instrument” means a Financial Instrument in TA;

“TA Shares” means ordinary shares in the capital of TA;

“Transaction Costs” means the aggregate amount of transaction costs in connection with the Transaction, including the financing thereof, being an amount of [***];

“Held, Committed and Tendered TA Shares” means the aggregate number of TA Shares (i) held by DH or any person or entity, directly or indirectly, solely or jointly, Controlling or Controlled by DH, plus (ii) unconditionally and irrevocably committed to DH or any of its Affiliates in writing, plus (iii) tendered under a public offer on all TA Shares by DH;

“Transaction Agreement” has the meaning set out in recital (A);

“Unsolicited Offer” means a public offer for all, or substantially all, TA Shares other than a Recommended Third-Party Offer; and

“Unsolicited Offer Notice” has the meaning set out in Clause 2.4(b)

2	Applicability of Transaction Agreement provisions

Paragraphs 2 through 8 of Schedule 1 of the Transaction Agreement shall apply mutatis mutandis to this Relationship Agreement.

Schedule 2	Form of confidentiality

Confidentiality

As an SB Member you will receive, or may learn information on the Company. By signing this letter, you confirm that you shall not at any time publish or disclose to any third party (including, for the avoidance of doubt, Delivery Hero SE or any of its subsidiaries, undertakings, affiliates or representatives) or make any personal use of information or documentation relating to the Company, its subsidiaries, affiliates or its business or affairs. This obligation does not apply if you or the Company is required to (i) use or disclose the information by law, or (ii) disclose the information pursuant to a court decision.

This paragraph shall survive the termination of the agreement contained in this letter.